Exhibit 15

                    DISTRIBUTION PLAN OF THE OLSTEIN FUNDS
             (relating to THE OLSTEIN FINANCIAL ALERT FUND series)

     The following Distribution Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act") by THE OLSTEIN FUNDS (the "Trust") for the use of THE OLSTEIN FINANCIAL ALERT FUND series of the Trust (the "Fund"). The Plan has been approved by the vote of a majority of the Board of Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan (the "non-interested trustees"), cast in person at a meeting called for the purpose of voting on such Plan.

     In reviewing the Plan, the Board of Trustees considered the proposed schedule and nature of payments and terms of the Investment Management Agreement between the Trust on behalf of the Fund and Olstein & Associates, L.P. (the "Investment Manager") and the Distribution Agreement between the Trust on behalf of the Fund and Rodney Square Distributors, Inc. and Olstein & Associates, L.P. (collectively, the "Distributors"). The Board of Trustees concluded that the proposed compensation of the Investment Manager, under the Investment Management Agreement and of the Distributors, under the Distribution Agreement, is fair and not excessive. Accordingly, the Board determined that the Plan should provide for the payments described hereunder and that adoption of the Plan would be prudent and in the best interests of the Fund and its shareholders. Such approval included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders. The Plan has also been approved by a vote of the sole initial shareholder of shares of the Fund.

     The Provisions of the Plan are:

     1. (a) The Trust shall pay to the Distributors or others a monthly distribution fee of 0.75% per annum of the average daily net assets of the Fund, to compensate such persons for expenses incurred by such parties in the promotion and distribution of the shares of the Fund, including but not limited to, the printing of prospectuses and reports used for sales purposes, expenses of preparation of sales literature and related expenses, advertisements, and other distribution-related expenses, as well as any distribution expenses incurred by others who have executed an agreement with the Trust or the Distributors relating to distribution of shares of the Fund, which form of agreement has been approved from time to time by the Board, including the non-interested Board members.

           (b) In addition to the amounts described in (a) above, the Fund shall pay to the Distributors or others, a monthly shareholder servicing fee of 0.25% per annum of the average daily net assets of the Fund, to compensate such persons for, among other things, furnishing personal services and maintaining shareholder accounts, which services include, among other things, assisting in establishing and maintaining customer accounts and records, assisting with purchase and redemption requests, arranging for bank wires, monitoring dividend payments from the Fund to customers, receiving and answering correspondence, and aiding in maintaining their respective



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customers.   Any  amounts paid to others under this paragraph  1(b)  shall  be shall be paid pursuant to a servicing or other agreement which form of agreement has been approved from time to time by Board, including the non-interested Board members.

     2. The aggregate amount paid by the Trust to such parties pursuant to Paragraph 1 herein shall be 1.00% per annum of the average daily net assets of the Fund. Said payment shall be made monthly by the Trust to such parties. In no event, shall the payments made under the Plan, plus any other payments deemed to be made pursuant to the Plan, exceed the amount permitted to be paid pursuant to the Rules of Fair Practice of the National Association of Securities Dealers, Inc., Article III, Section 26(d)(4).

     3. The Distributors shall monitor the documentation of payments made under paragraphs 1 and 2 above, and shall furnish to the Board of Trustees of the Trust, for their review, on a quarterly basis, a written report of the monies paid to them and others under the Plan, as well as the purposes for which such payments were made, and shall furnish the Board of Trustees of the Trust with such other information as the Board may reasonably request in connection with the payments made under the Plan as to the Fund in order to enable the Board to make an informed determination of whether the Plan should be continued.

     4. The Plan shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by vote of the Trust's Board of Trustees, including the non-interested Trustees, cast in person at a meeting called for the purpose of voting on the Plan.

     5. The Plan, or any agreements entered into pursuant to this Plan, may be terminated at any time, without penalty, on not more than sixty (60) days written notice by (a) the vote of a majority of the outstanding voting securities of the Fund, or (b) the vote of a majority of the non-interested Trustees and shall terminate automatically in the event of any act that constitutes an assignment of the Investment Management Agreement between the Trust on behalf of the Fund and the Investment Manager.

     6. The Plan and any agreements entered into pursuant to this Plan may not be amended to increase materially the amount to be spent by the Trust for distribution without approval by a majority of the Trust's outstanding voting securities.

     7. All material amendments to the Plan, or any agreements entered into pursuant to this Plan, shall be approved by vote of the non-interested Trustees cast in person at a meeting called for the purpose of voting on any such amendment.

     8. So long as the Plan is in effect, the selection and nomination of the non-interested Trustees of the Trust shall be committed to the discretion of such non-interested Trustees.

     9.   This Plan shall take effect on the 18th day of August, 1995.

     This Plan and the terms and provisions thereof are hereby accepted and agreed to by the Trust, on behalf of the Fund, the Investment Manager and the Distributors as evidenced by their execution hereof.


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                                             THE OLSTEIN FUNDS

                                             By:  /s/ Robert A. Olstein

                                                  Robert A. Olstein
                                                  President


                                             OLSTEIN & ASSOCIATES, L.P.

                                             By:  Olstein, Inc.
                                                  General Partner


                                             By:  /s/ Robert A. Olstein

                                                  Robert A. Olstein, President


                                             RODNEY SQUARE DISTRIBUTORS, INC.


                                             By: /s/ Jeffrey O. Stroble,
                                                                  President